CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Auto Photo Technologies, Inc. on Form SB-2 of our audit report, dated June 2, 2006 of Auto Photo Technologies, Inc. which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the captions “Experts” in the Prospectus.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

September 14, 2006